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Exhibit 3.2(ab)

Operating Agreement

of

PINEHURST BUILDERS, LLC

        This Operating Agreement of Pinehurst Builders, LLC (the "Company") dated as of the 3rd day of August, 1998, is (a) adopted by the Member (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Member.

ARTICLE
I.
DEFINITIONS

        As used in this Operating Agreement, the following terms have the following meanings:

          A.    "Act" means the Uniform Limited Liability Company Act of 1996 and any successor statute as amended from time to time.

          B.    "Articles" means the Articles of Organization filed with the Secretary of State of South Carolina by which Pinehurst Builders, LLC was organized as a South Carolina Limited Liability Company under and pursuant to the Act.

          C.    "Bankrupt Member" means a Member who is the subject of an order for relief under Title 11 of the United States Code or a comparable order under a successor statute of general application or a comparable order under federal, state, or foreign law governing insolvency and has the same meeting as the term "Debtor in Bankruptcy" defined in § 33-44-101(4) of the Act.

          D.    "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of South Carolina are closed.

          E.    "Capital Contribution" means any contribution by the Member to the capital of the Company.

          F.     "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          G.    "Company" means Pinehurst Builders, LLC, a South Carolina Limited Liability Company.

          H.    "Company Liability" means any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

          I.     "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

          J.     "Distributional Interest" means all of a Member's interest in distributions by the Company.

          K.    "General Interest Rate" means a rate per annum equal to the lesser of (a) the Wall Street Journal prime rate as quoted in the money rates Section of the Wall Street Journal which is also the base rate on corporate loans at large United States Money center commercial banks, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

          L.    "Member" means Crossman Communities of North Carolina, Inc.

          M.   "Net Losses" means the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

          N.    "Net Profits" means the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate as appropriate on the tax return of the Company filed for federal income tax purposes.

          O.    "Operating Agreement" has the meaning given that term in the introductory paragraph.

          P.     "Person" includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

          Q.    "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

          R.    "Property" means all real and tangible property owned by the Company.

        Other terms defined herein have the meanings so given them.

ARTICLE
II.
ORGANIZATION

        A.    Formation.

        The Company has been organized as a South Carolina Limited Liability Company by the filing of Articles pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Carolina.

        B.    Name.

        The name of the Company is Pinehurst Builders, LLC, and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

        C.    Registered Office.

        The registered office of the Company required by the Act to be maintained in the State of South Carolina shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Member, may designate from time to time in the manner provided by law.

        D.    Registered Agent.

        The registered agent of the Company in the State of South Carolina shall be the initial registered agent named in the Articles or such other Person or Persons as the Member, may designate from time to time in the manner provided by law.

        E.    Principal office in the United States other offices.

        The principal office of the Company in the United States shall be at such place as the Member, may designate from time to time, which need not be in the State of South Carolina. The Company may have such other offices as the Member, may designate from time to time.

        F.    Purposes.

        The purposes of the Company are to own and develop real property, and to do any and all things allowed by law.

        G.    Foreign qualification.

        Prior to the Company's conducting business in any jurisdiction other than South Carolina, the Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

        H.    At-Will Company.

        The Company shall be an at-will Company, as that term is defined in the Act. The Company's existence and business shall commence on the date Articles of Organization are filed with the South Carolina Secretary of State unless a later effective date is specified in said Articles of Organization.

        I.    Mergers.

        The Company may merge with another business entity subject to the requirements of Sections 33-44-904 through 33-44-907 of the Act.

ARTICLE
III.
MEMBER

        A.    Additional Members.

        Additional Persons may be admitted to the Company as a Member, and Memberships may be created and issued to those Persons and to the Member at the direction of the Member, on such terms and conditions as the Member may determine at the time of admission. The terms of admission or issuance must specify the percentage of Net Profit, Net Loss, allocable to such Person and the Capital Contribution applicable thereto and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties. The Member shall reflect the creation of any new class or group in an amendment to this Operating Agreement indicating the different rights, powers, and duties. Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and is effective only after the new Member has executed and delivered to the Company, as appropriate, a document including the new Member's notice address, its agreement to be bound by the terms of an Operating Agreement which reflects the existence of at least two Members, and its representation and warranty that the representation and warranties required of new Member are true and correct with respect to the new Member.

        B.    Liabilities to third parties.

        Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

        C.    Withdrawal.

        No Member may withdraw from the Company as a Member prior to the date specified in the Articles of Organization for dissolution of the Company.

        D.    Place and manner of meeting.

        All meetings of the Member shall be held at such time and place, within or without of the State of South Carolina, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        E.    Special meetings.

        Special meetings of the Member may be called at any time by the Member.

        F.    Action without meeting.

        Any action required by the Act to be taken at a meeting of the Member, or any action which may be taken at a meeting of the Member, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the Member.

        G.    Assignment of distributional interest.

        Unless otherwise provided by this Operating Agreement:

          1.     a Distributional Interest is assignable in whole or in part;

          2.     an assignment of a Distributional Interest does not entitle the assignee to become, or to exercise rights or powers of, a Member;

          3.     an assignment entitles the assignee to receive distributions, to which the assignor was entitled, to the extent those items are assigned and allocates to the assignee the assignors allocable share of Net Profit and Net Loss; and

          4.     until the assignee becomes a Member, the assignor Member continues to be a Member and to have the power to exercise any rights or powers of a Member.

        H.    Distribution in kind.

        Except as provided by the Articles or this Operating Agreement, a Member, regardless of the nature of the Member's contribution, may not demand or receive a distribution from this Company in any form other than cash.

        I.    Right to distribution.

        Subject to the Act, at the time that a Member becomes entitled to receive a distribution, with respect to a distribution, that Member has the status of and is entitled to all remedies available to a creditor of the Company.

        J.    Limitation on distribution.

        No distribution may be made if, after giving effect to the distribution:

          1.     the Company would not be able to pay its debts as they become due in the usual course of business; or

          2.     the Company's assets would be less than the sum of its liabilities plus, the amount that would be needed, if the Company were to be dissolved, wound up, and terminated at the time of the distribution, to satisfy the preferential rights upon dissolution, winding up and termination of Member whose preferential rights are superior to those receiving the distribution. The Company may base a determination that a distribution is not prohibited upon the provisions of Section 33-44-406(b) and (c) of the Act.

        K.    Buyout of disassociating member.

        The Company shall have no obligation to purchase a disassociating Member's Membership until the date of the expiration of the specified term of the Company that existed on the date of the disassociation if the expiration of the specific term does not result in the dissolution and winding up of the Company's business under Section 33-44-801 of the Act. The date of payment, if any, and fair market value of the Disassociating Member's Membership shall be determined by the Company pursuant to the provisions of Section 33-44-701(b).

ARTICLE
IV.
CAPITAL CONTRIBUTIONS

        A.    Initial contributions.

        The Member's Capital Contribution is described in Exhibit A. The value of the Capital Contributions is set forth on Exhibit A. No interest shall accrue on any Capital Contribution and the Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Operating Agreement.

        B.    Return of contributions.

        The Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account, or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company.

        C.    Advances by Member.

        If the Company does not have sufficient cash to pay its obligations, the Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the General Interest Rate from the date of the advance until the day of payment, and is not a Capital Contribution.

ARTICLE
V.
MANAGEMENT BY MEMBER

        A.    Management by Member.

        The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member; and (ii) the Member may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

          1.     entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder,

          2.     opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

          3.     maintaining the assets of the Company in good order;

          4.     collecting sums due the Company;

          5.     to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

          6.     acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

          7.     borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

          8.     selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

          9.     obtaining insurance for the Company;

          10.   determining distributions of Company cash and other property.

        B.    Actions by the Member; delegation of authority and duties.

          1.     The Member may assign titles (including, without limitation, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any such employee. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Member of the authority and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Member.

          2.     Any Person dealing with the Company, may rely on the authority of any Member or officer in taking any action in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Operating Agreement.

ARTICLE
VI.
INDEMNIFICATION

        A.    Indemnification.

        The Company shall indemnify the Member, and agents for all costs, losses, liabilities, and damages paid or accrued by the Member, or agents in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State.

ARTICLE
VII.
DISSOLUTION, LIQUIDATION, AND TERMINATION

        A.    Dissolution.

        The Company shall dissolve and its affairs shall be wound upon the first to occur of the following:

          1.     the written consent of the Member;

          2.     the expiration of the period fixed for the duration of the Company set forth in the Articles; and

          3.     administrative dissolution as provided in Section 33-44-809 of the Act.

        B.    Winding up and termination.

        On dissolution of the Company, the Member will act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member. The steps to be accomplished by the liquidator are as follows:

          1.     as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed as applicable;

          2.     the liquidator shall cause the notice described in Section 33-44-807 of the Act to be mailed to each known creditor of and claimant against the Company in the manner described in such Section 33-44-808 of the Act;

          3.     the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any advances described in Article IV Section C.) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          4.     all remaining assets of the Company shall be distributed to the Member.

        C.    Articles of Termination.

        After the dissolution of the limited liability company pursuant to Section 33-44-801 of the Act, the Member shall file Articles of Termination with the Secretary of State of South Carolina and take such other actions as may be necessary to terminate the Company.

ARTICLE
VIII.
GENERAL PROVISIONS

        A.    Books and records.

        The Company shall maintain those books and records as and as it may deem necessary or desirable.

        The Company shall keep its books on the cash method of accounting.

        B.    Amendment or modification.

        The Operating Agreement may be amended and modified from time to time only by a written instrument adopted and executed by the Member.

        C.    Checks, notes, drafts, etc.

        All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Company shall be signed or endorsed by a designated person which may be appointed by the Member. The designated person may be an officer(s), the Member, or other person(s) as may from time be designated.

        D.    Headings.

        The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation.

        E.    Construction.

        Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely. All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes. If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

          1.     The remainder of this Operating Agreement shall be considered valid and operative; and

          2.     Effect shall be given to the intent manifested by the portion held invalid or inoperative.

        F.    Entire agreement; supersedure.

        This Operating Agreement constitutes the entire agreement of the Member and its affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

        G.    Effect of waiver or consent.

        A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        H.    Binding effect.

        Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Member and their respective heirs, legal representatives, successors, and assigns.

        I.    Governing law; severability.

        This operating agreement is governed by and shall be construed in accordance with the law of the State of South Carolina excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this operating agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Operating Agreement and (a) a mandatory provision of the Articles, or (b) any mandatory provision of the Act, the applicable provision of the Articles or the Act shall control. If any provision of this Operating Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Operating Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

        J.    Further assurances.

        In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

        K.    Counterparts.

        This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        L.    Conflicting provisions.

        To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Member, shall have the right to choose which of the conflicting provisions are to be enforced. Wide latitude is given to the Member, in interpreting the provision of this Operating Agreement to accomplish the purposes and objectives of the Company, and may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in its sole discretion.

        [THE REMAINING PORTION OF THIS PAGE INTENTIONALLY LEFT BLANK]

        The undersigned, being the sole Member, hereby certifies that the foregoing Operating Agreement was adopted by the Member, effective the 3rd day of August, 1998, TO WITNESS WHICH I have hereunto affixed my signature.

WITNESS:		CROSSMAN COMMUNITIES OF NORTH CAROLINA, INC., Member
/s/	By:	/s/	(SEAL)
President
EXEC. ASST.
/s/	Attest:	/s/	(SEAL)
Secretary
EXEC. ASST.

EXHIBIT A

MEMBER	CAPITAL CONTRIBUTION	FAIR MARKET VALUE
Crossmann Communities of North Carolina, Inc.	Cash	$1,000.00

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  Exhibit 3.2(ab)
Operating Agreement of PINEHURST BUILDERS, LLC